EXHIBIT 10.2

PERSONAL AND CONFIDENTIAL

July 20, 2017

Christopher T. Handman

Re: Advisor Agreement

Dear Chris,

Snap Inc. (the "Company") is pleased in this agreement (the "Advisor Agreement") to confirm your position as a non-employee Advisor to the Company effective August 1, 2017 on the following terms:

1.This Advisor Agreement will be in force for a term ("the Term") beginning August 1, 2017 and concluding on August 16, 2018, unless extended by the parties in writing.

2.As an Advisor, you will meet or otherwise periodically confer with Company executives, as reasonably requested, to provide strategic advice to the Company (the "Services"). The Company will reimburse you for reasonable travel and other incidental expenses approved by the Company related to the Services, so long as you provide the Company with appropriate receipts on other relevant documentation. You will be deemed an independent contractor and not an employee of the Company and have no authority to obligate the Company by contract or otherwise.

3.On May 1, 2014 and April 15, 2015, you were granted an aggregate of 4,140,000 restricted stock units ("RSUs"), after giving effect to the Company's dividend of Class A common stock on October 31, 2016 (the "2014/5 RSU"), under the Company’s 2012 Equity Incentive Plan (the "2012 Plan"). On May 15, 2017, you were granted 2,320,132 additional RSUs (the "2017 RSU") under the Company's 2017 Equity Incentive Plan (the "2017 Plan"). Under the applicable Restricted Stock Unit Agreement (the ''RSU Agreement"), 2,898,000 RSUs from your 2014/5 RSU will have satisfied the Service-Based Requirement (as defined in the 2012 Plan) and zero RSUs from your 2017 RSU will have satisfied the Service-Based Requirement (as defined in the 2017 Plan) as of August 1, 2017. Of the shares under the 2014/5 RSU that will have satisfied the Service-Based Requirement as of August 1, 2017, 1,179,712 have been withheld to satisfy applicable tax withholding requirements, pursuant to the terms of the 2014/5 RSU. Under the applicable RSU Agreement the remaining RSUs for each grant remain unvested as of August 1, 2017. You are entitled to no payment or other consideration for these unvested RSUs. However, as consideration for your services as an Advisor, if you (1) sign this Advisor Agreement and (2) do not subsequently revoke this Advisor Agreement, then the Company will allow your 2014/5 RSU and 2017 RSU to continue vesting as scheduled under the RSU Agreement during the Term of this Advisor Agreement. If it shall ultimately be determined by a final, non-appealable judgment ("Final Adjudication") that you materially breached any of your material confidentiality obligations referred to in Section 5 or the restrictive covenants set forth in Section 6(ii) of this Advisor Agreement and failed to cure such breach following receipt of notice from the Company describing such breach in reasonable detail and a reasonable opportunity to cure, the Company may terminate this Advisor Agreement and your relationship as an advisor, and in such event (i) further vesting of the RSUs will be deemed to have ended on the date of such breach and (ii) all unvested RSUs will expire. However, if the Company terminates this Advisor Agreement before the end of the Term in the absence of such a Final Adjudication, then the Company agrees that all RSUs from your 2014/5 RSU and 2017 RSU that are scheduled to vest as of or prior to the end of the Term will immediately accelerate and vest upon the date of termination. You acknowledge and agree that some RSUs from your 2017 RSU grant will remain unvested at the expiration of the Term and, unless the parties enter into a new written agreement pursuant to which you would continue to provide services to the Company, that these RSUs will be forfeited by you as of the expiration of the Term and that you will have no rights to acceleration of or payment for those unvested RSUs.

As further consideration for your services as an Advisor, if you (1) sign this Advisor Agreement and (2) do not subsequently revoke this Advisor Agreement then the Company will pay you 12 equal monthly installments of $55,500 each, beginning on August 1, 2017 and continuing thereafter until paid in full (the "Advisory Fee"). If it shall ultimately be determined by a Final Adjudication that you materially breached any of your material confidentiality obligations referred to in Section 5 or the restrictive covenants set forth in Section 6(ii) of this Advisor Agreement and failed to cure such breach following receipt of notice from the Company describing any such alleged breach in reasonable detail and a reasonable opportunity to cure, the Company may terminate this Advisor Agreement and your relationship as an advisor, and in such event (i) your right to any additional payments of the Advisory Fee shall be deemed to have ceased as of the date of such breach and (ii) the Company will have the right to recoup any additional payments of the Advisory Fee made after the date of such  breach. However, if the Company terminates this Advisory Agreement before the end of the Term in the absence of such a Final Adjudication, then, upon termination, the Company will pay you a single lump sum in the amount equal to the Advisory Fee less any installments already paid to you as of the date of termination.

4.You will not be eligible for any employee benefits following August 1, 2017, nor will the Company make deductions from any amounts payable to you for taxes; any taxes will be solely your responsibility. Since you are not an employee, the Company will not withhold or make payments for social insurance and will not hold any employment related liability or related insurances on your behalf. You understand and agree that you are solely responsible for compliance with all your tax reporting and payment obligations in relation to payments under this Advisor Agreement. The Company will regularly report the amounts, if any, paid to you by filing with the local tax authority as required by law.

5.As a condition of your service as an Advisor, during the term of your advisory relationship and after its termination, you will not disclose any of the Company's confidential proprietary information, or any information of a third party provided to you by the Company, which includes but is not limited to, all nonpublic tangible and intangible manifestations regarding patents, copyrights, trademarks, trade secrets, technology, inventions, works of authorship, business plans, data or any other confidential knowledge (the "Proprietary Information") without the prior written consent of the Company. You will obtain the Company’s authorization before initiating or engaging in any public communications with any third party concerning your duties or relationship with the Company or any Proprietary Information. You agree that any Proprietary Information that you may develop for the Company, either alone or jointly with others, or otherwise provide to the Company for its use, in each case as a result of performing Services for the Company is assigned by you to the Company and is the sole property of the Company. You acknowledge and agree that the requirements of this paragraph are in addition to, and not in lieu of, any other commitments you have made to the Company regarding confidentiality including, but not limited to, the Confidential Information and Inventions Assignment Agreement.

6.During the Term, you may engage in other employment or consulting relationships in addition to your advisory duties to the Company, provided that such other activities comply with the following:

(i)You acknowledge and agree that during the Term, you likely will obtain valuable knowledge and confidential information concerning the Company's trade secrets and other highly valuable confidential and proprietary information. You further acknowledge that engaging in any of the activities prohibited in this paragraph during the Term could inevitably result in the improper use or disclosure of sensitive and valuable Company trade secrets and other proprietary information.

(ii)During the Term, you shall not perform functions for, or become engaged in any manner with, any entity which is: (a) engaged in the design, development, manufacture, promotion, sale, supply, distribution, resale, installation, support, maintenance, repair, licensing, or sublicensing of any Competing Product (as defined below); or (b) engaged in providing, performing, or offering any Competing Service (as defined below) (collectively a "Competing Business"). You acknowledge and agree that companies engaged in a Competing Business include but are not limited to: Facebook, Google, Twitter, Amazon, Apple, and Microsoft.

(iii)It shall not be a violation of this paragraph 6 if you have any passive investment representing an interest of less than one percent of an outstanding class of publicly traded securities of any corporation or enterprise engaged in a Competing Business.

(iv)You acknowledge and agree that the promises and restrictive covenants you are providing in this paragraph are narrowly tailored, both as to scope and time, and are reasonable and necessary to protect the legitimate interests of the Company, including its interests in protecting its trade secrets and other confidential and proprietary information.

(v)"Competing Product" means (i) any camera product; (ii) any mobile application involving camera functionality, messaging, social media, or posting of photos or video; (iii) any Internet platform or mobile application involving search functionality; (iv) any Internet platform or mobile application that provides context cards or swipe-up functionality related to photo or video posts; and (v) any product, equipment, device, or system that is substantially the same as, incorporates, is a material component or part of, is based upon, is functionally similar to, or competes in any material respect with any product, equipment, device, or system of the type referred to in clauses (i)-(iv).

(vi)"Competing Service" means any company or service that offers, is developing, or is based upon any Competing Product.

7.You represent and warrant that you have the full right and power to enter into and perform this Advisor Agreement and there is no other existing contract or duty on your part inconsistent with the terms of this Advisor Agreement (including, but not limited to, any conflict of interest policy of the Company or with any other party).

8.As a Company advisor, you agree to not (i) enter into, or agree to enter into, during the term of your advisory relationship, any agreement or relationship in conflict with the terms of this Advisor Agreement or your other contractual obligations to the Company; (ii) use as part of this relationship or disclose to the Company any Proprietary Information of any third party to whom you have an obligation of confidentiality, unless you have authorization from such third party for such use or disclosure; or (iii) personally or through others recruit, solicit, induce, or attempt to induce any employee or contractor of the Company to terminate his or her employment or relationship with the Company.

9.This Agreement may be executed in counterparts, which shall be deemed to be part of one original, and facsimile and electronic image signatures shall be equivalent to original signatures.

We look forward to a productive and enjoyable relationship.

Sincerely,,

/s/ Imran Khan
lmran Khan, Chief Strategy Officer

Accepted and agreed:

/s/ Christopher T. Handman
Christopher T. Handman

July 20, 2017
Date

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